Exhibit 99.1

Press contact:

Jessica Liddell

ICR, Inc.

FivePR@icrinc.com

203-682-8200

FOR IMMEDIATE RELEASE

FIVE BELOW NAMES NEW BOARD MEMBERS

Company Adds Two New Independent Directors with Appointments of Kathleen Barclay and Catherine Buggeln

PHILADELPHIA — March 13, 2015 – Five Below, Inc. (NASDAQ: FIVE), the leading retailer of extreme-value merchandise for teens, pre-teens and beyond, announced today that Kathleen “Katy” Barclay and Catherine “Kate” Buggeln have been appointed independent members of its Board of Directors, effective March 10, 2015.

“We are excited to welcome Katy and Kate to our Board of Directors,” said Tom Vellios, Executive Chairman of Five Below. “As we execute on the significant store growth opportunity ahead, talent will be an important component and Katy’s extensive knowledge and experience in human resources management together with Kate’s deep retail and diverse business expertise will be invaluable. We’re fortunate to have Katy and Kate and believe that their collective knowledge and expertise will be of great benefit to Five Below as we continue to expand into new and existing markets, realize our substantial store opportunity and build value for our shareholders.”

Ms. Barclay brings more than 35 years of experience in the human resources field to the Five Below Board. Currently, she serves as Senior Vice President of Human Resources for Kroger Co., where she has built a world-class human resources infrastructure and is responsible for driving technology, people and organizational improvement to align with the corporate business strategy. Prior to Kroger, Ms. Barclay spent 25 years at General Motors Company serving in various successive human resources roles, culminating in the role of Vice President of Global Human Resources and General Motors University, where she was responsible for managing the global human resources function and was a member of the

General Motors Automotive Strategy Board. Ms. Barclay currently serves as a Director of the American Family Insurance Company as well as a member of a number of nonprofit Boards including: Cincinnati Symphony Orchestra, Human Resources Policy Association, the National Academy of Human Resources and United Way of Greater Cincinnati.

“I have been impressed with Five Below’s focus on people as they embark on the Company’s next chapter of growth,” said Katy Barclay. “I am delighted to be joining Five Below and look forward to working with the Board and management to continue strengthening the great team to support and help guide the future of this very successful brand.”

Ms. Buggeln joins Five Below’s Board with over 30 years of experience in the retail industry. She currently serves as a member of the Board for publicly traded Vitamin Shoppe, Inc. and Ascena Retail Group. She also is on the Board of Noble Biomaterials and is Board co-chair of the nonprofit, Bpeace. Previously, Ms. Buggeln was Senior Vice President of Strategy and Business Development for Coach, Inc., where she created and led strategies to enter new markets and new categories. Ms. Buggeln also spent many years as a retail consultant at LakeWest Group Ltd. and Coopers & Lybrand LLP, where she advised retail companies on business strategy, operations, e-commerce and supply chain. She previously served as a Director at Stuart Weitzman and the Timberland Co.

“Five Below is a truly unique concept in the retail industry with a strong and loyal customer base and a tremendous runway for growth ahead,” said Kate Buggeln. “I have great respect for Tom, Joel and the Board, and I look forward to working with them to grow and extend the Five Below brand into new and existing markets.”

About Five Below:

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below is headquartered in Philadelphia, Pennsylvania. For more information, visit www.fivebelow.com.